EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

Capitol Bancorp Completes Offer to Exchange
Trust-Preferred Securities to Strengthen Capital Position

LANSING, Mich., and PHOENIX, Ariz.: February 1, 2011:  Capitol Bancorp Limited (OTCQB: CBCR) announced today that it has completed its offer to exchange shares of its common stock (the “Exchange Offer”) for any and all of its outstanding trust-preferred securities issued by Capitol Trust I, Capitol Trust II, Capitol Statutory Trust III, Capitol Trust 4 (a/k/a Trust IV), Capitol Trust VI, Capitol Trust VII, Capitol Statutory Trust VIII, Capitol Trust IX, Capitol Trust X, Capitol Trust XI and Capitol Trust XII.  The Exchange Offer expired at 11:59 p.m., Michigan time, on January 31, 2011, and Capitol accepted for exchange all trust-preferred securities that were validly tendered in the Exchange Offer.

Capitol’s Chairman and CEO Joseph D. Reid stated, “We are pleased with the results of the exchange, which will create an additional $19.2 million of equity for Capitol and eliminate approximately $2 million of annual interest expense in the future, enabling us to continue executing on dual critical operating objectives tied to building tangible equity and harvesting cash resources.  Completion of this transaction is an important first step in the successful execution of our comprehensive capital strategy.”

As of the close of business on January 31, 2011, of the 2,530,000 outstanding trust-preferred securities of Capitol Trust I, 1,180,602 (approximately 47 percent) were tendered, and of the 1,454,100 outstanding trust-preferred securities of Capitol Trust XII, 737,234 (approximately 51 percent) had been tendered.  No trust-preferred securities of Capitol Trust II, Capitol Statutory Trust III, Capitol Trust 4 (a/k/a Trust IV), Capitol Trust VI, Capitol Trust VII, Capitol Statutory Trust VIII, Capitol Trust IX, Capitol Trust X or Capitol Trust XI were tendered in the Exchange Offer.

Capitol also announced the results of the consent solicitation relating to amendments to certain provisions of the Indenture, dated as of December 18, 1997, as supplemented by the First

Supplemental Indenture, dated as of July 31, 2009, by and between Capitol and The Bank of New York Mellon Trust Company, N.A., as trustee, and to the Guarantee Agreement dated as of December 17, 1997 by and between Capitol and the trustee, as amended on July 31, 2009, of Capitol Trust I, and the separate consent solicitation relating to amendments to certain provisions of the Indenture, dated as of July 7, 2008, by and between Capitol and Wells Fargo Bank, N.A., as trustee, and to the Guarantee Agreement dated as of July 7, 2008 by and between Capitol and Wells Fargo, of Capitol Trust XII, upon the terms and subject to the conditions set forth in the Consent Solicitation Statement for each of the aforementioned trust-preferred securities.  Those consent solicitations expired at 5:00 p.m., Michigan time on January 31, 2011.  As of the close of business on January 31, 2011, more than 50 percent of the outstanding shares (with tabulations confirming more than 90 percent of the votes officially recorded) of both the 2,530,000 outstanding trust-preferred securities of Capitol Trust I, and the 1,454,100 outstanding trust-preferred securities of Capitol Trust XII had consented for the proposed amendment to the Indenture and the proposed amendment to the Guarantee Agreement.

The Exchange Offer will result in the retirement of $11.8 million aggregate liquidation amount of the trust-preferred securities of Capitol Trust I and the retirement of approximately $7.4 million aggregate liquidation amount of the trust-preferred securities of Capitol Trust XII (approximately $19.2 million on a combined basis), and the resulting issuance of approximately 19.2 million previously-unissued shares of Capitol’s common stock.  Capitol intends to commence the process of amending the documents governing Capitol Trust I and Capitol Trust XII, and settling and issuing shares pursuant to the Exchange Offer as soon as practicable.

Shares of common stock to be delivered upon settlement of the Exchange Offer were offered and will be issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 3(a)(9).

About Capitol Bancorp Limited
Capitol Bancorp Limited is a national community banking company with a network of separately chartered banks in 14 states. Founded in 1988, Capitol has executive offices in Lansing, Michigan, and Phoenix, Arizona.